Exhibit 99.1

      Albany International Announces Planned Personnel Reduction in Europe

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      Albany, New York, November 20, 2008 - Wurttembergische Filztuchfabrik D.
Geschmay GmbH, an affiliate of Albany International Corp. (NYSE:AIN), announced today its intention to reduce personnel at its facility in Goppingen, Germany. The personnel reduction is the result of the continuing consolidation of customers in Europe and the need to balance the Company's paper machine clothing manufacturing capacity in Europe with anticipated paper mill demand. Similar steps have been taken by the Company over the last few years in both Europe and North America, as the global paper and paperboard industry continues to shift capacity from traditional paper markets to new emerging markets.

      The reduction is subject to review under local law and will be implemented in accordance with such law and in consultation with the Works Council.

      The planned action at Goppingen in no way reflects on the performance of the affected employees; it is a business necessity, driven by the existing and anticipated market conditions. The reduction of personnel is expected to become effective by March 31, 2009.

      Albany International is a global advanced textiles and materials processing company. Its core business is the world's leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany's family of emerging businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, and high-performance industrial doors. Additional information about the Company and its businesses and products is available at www.albint.com.

Contacts:

Investors:

John Cozzolino, Vice President of Strategic Planning

518-445-2281

john.cozzolino@albint.com

Media:

Susan Siegel, Director of Corporate Communications

518-445-2284

susan.siegel@albint.com